Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-202554, 333-224427, 333-50495, 333-37636, 333-63676, 333-142305, 333-142308, 333-158660, 333-158662 on Form S-8 and 333-222781 on Form S-3 of our reports dated February 25, 2019, relating to the consolidated financial statements of Crane Co. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Stamford, CT
February 25, 2019